Prospectus Supplement No. 5 (to Prospectus dated April 6, 2021)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-252082

Up to 186,636,064 Shares of Common Stock

Up to 24,353,356 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 1,842,106 Warrants

This prospectus supplement updates and supplements the prospectus dated April 6, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-252082). This prospectus supplement is being filed to supplement, modify or supersede certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement. Except to the extent that the information in this prospectus supplement modifies or supersedes the information contained in the Prospectus, this prospectus supplement should be read, and will be delivered, with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 23, 2021.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are filing this prospectus supplement to amend and update the “Principal Securityholders” and “Selling Securityholders” tables and the applicable footnotes of the Prospectus, as well as the section entitled “Certain Relationships and Related Party Transactions” to reflect a transfer of shares of Common Stock from one of the selling securityholders previously identified in the Prospectus to the additional selling securityholder named herein. This prospectus supplement is not increasing the number of shares being offered under the Prospectus, but only reflecting the transfer of shares of Common Stock previously registered. The information set forth below has been provided by or on behalf of the selling securityholders listed below as of December 17, 2021.

PRINCIPAL SECURITYHOLDERS

The information in the table that appears under the caption “Principal Securityholders” on pages 103 and 104 of the Prospectus is modified by decreasing the number of shares of Common Stock beneficially owned by Remarkable Views Consultants Ltd. Beneficial ownership is determined according to the rules of the SEC, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership percentages set forth below are based on 238,783,168 shares of Common Stock issued and outstanding as of December 20, 2021 and do not take into account the issuance of any shares of Common Stock upon the exercise of Warrants to purchase up to 23,755,069 shares of Common Stock that remain outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock %

Remarkable Views Consultants Ltd. (5)	30,216,491	12.6%

(5)	The shares reported herein are directly owned by Remarkable Views Consultants Ltd. (“Remarkable Views”). The board of directors of Remarkable Views, of which Victor Chu is the sole director, has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Remarkable Views. The business address of Remarkable Views is 4F, No.13-19, Sec.6, Minquan E. Road, Neihu Dist., 114, Taipei, Taiwan (Republic of China).

SELLING SECURITYHOLDERS

The information in the table that appears under the caption “Selling Securityholders” on pages 105 through 109 of the Prospectus is modified by decreasing the number of shares of Common Stock beneficially owned by Remarkable Views Consultants Ltd. and by adding GreatCare Co., Ltd. as a selling securityholder. The beneficial ownership percentages set forth in the table below are based on 238,783,168 shares of Common Stock issued and outstanding as of December 20, 2021 and do not take into account the issuance of any shares of Common Stock upon the exercise of Warrants to purchase up to 23,755,069 shares of Common Stock that remain outstanding.

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
Remarkable Views Consultants Ltd. (29)	33,631,499	—	33,631,499	—	—	—	—	—
GreatCare Co., Ltd. (44)	8,425,278	—	8,425,278	—	—	—	—	—

(29)       Consists of 30,216,491 shares of Common Stock and 3,415,008 Earnout Shares. The shares reported herein are directly owned by Remarkable Views. The board of directors of Remarkable Views, of which Victor Chu is the sole director, has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Remarkable Views.

(44)       The shares reported herein are directly owned by GreatCare Co., Ltd. (“GreatCare”). Michael Chao-Juei Chiang, GreatCare’s sole director, has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by GreatCare. The business address of GreatCare is 6F., No. 141, Sec. 3, Ren’ai Rd., Da’an Dist., Taipei City 106, Taiwan (Republic of China).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The information under the heading “A&R Registration Rights Agreement” under the caption “Certain Relationships and Related Party Transactions” on page 99 of the Prospectus is updated to include the following:

On December 23, 2021, following the transfer of shares of Common Stock from Remarkable Views to GreatCare Co., Ltd., GreatCare Co., Ltd. entered into a joinder to the A&R Registration Rights Agreement and became a party thereto, as a “Holder”.